Exhibit 99.1

Riverbed Technology Appoints New Members to its Board of Directors

Mike Nefkens, HP Enterprise Services EVP, and Steffan Tomlinson, Palo Alto Networks CFO, Join Riverbed Board

SAN FRANCISCO, September 10, 2014 (BUSINESS WIRE) –

Riverbed Technology (NASDAQ: RVBD), the leader in application performance infrastructure, today announced the appointment of Mike Nefkens and Steffan Tomlinson to its board of directors.

Mr. Nefkens currently serves as Executive Vice President of Hewlett-Packard Enterprise Services, one of HP’s four global business units with $24 billion annual revenue and more than 100,000 employees. Mr. Nefkens joined HP in 2001, serving as senior vice president and general manager of HP Enterprise Services in Europe, Middle East and Africa. Before HP, Mr. Nefkens spent ten years with Holland Chemical International NV, where he held a range of executive management positions, including regional president and general manager in Mexico, Nicaragua, Venezuela and North America.

Mr. Tomlinson currently serves as Chief Financial Officer of Palo Alto Networks, where he oversees the company’s finance, accounting, IT and manufacturing functions. Mr. Tomlinson has held the chief financial officer position at a number of technology companies, including Aruba Networks from 2005 to 2011.

“We’re delighted to add Mike Nefkens and Steffan Tomlinson to the Riverbed Board of Directors,” said Jerry M. Kennelly, Riverbed CEO and Chairman of the Board. “Mike’s experience with international operations and his track record in delivering operating results at a multi-billion dollar scale positions him to make an enormous contribution as Riverbed prepares for its next phase of growth. At the same time, Steffan’s financial acumen and broad management experience will augment and strengthen an already deep bench of seasoned executives on our Board.”

The addition of Nefkens and Tomlinson expands Riverbed’s Board of Directors to nine. The two executives join Riverbed founder Jerry M. Kennelly as well as Michael Boustridge, Mark Floyd, Mark Lewis, Chris Schaepe, Kim Stevenson and Eric Wolford. Mr. Nefkens will join the Compensation Committee, and Mr. Tomlinson will join the Audit Committee, of Riverbed’s Board of Directors.

“Riverbed’s technology leadership in application performance infrastructure is unquestioned, and I’m excited to offer an additional perspective on most effectively leveraging this strength,” said Nefkens. “I look forward to working with the Riverbed Board and management team to enhance and extend the value proposition delivered by Riverbed’s innovative products.”

“Its world-class products and loyal customer base provide Riverbed a compelling opportunity to play an even more critical role in helping to solve enterprise challenges,” said Tomlinson. “I’m pleased to join the Riverbed Board and contribute my experience and insights as the company looks to build on an enviable set of strengths.”

About Riverbed Technology

Riverbed, at more than $1 billion in annual revenue, is the leader in Application Performance Infrastructure, delivering the most complete platform for Location-Independent Computing. Location-Independent Computing turns location and distance into a competitive advantage by allowing IT to have the flexibility to host applications and data in the most optimal locations while ensuring applications perform as expected, data is always available when needed, and performance issues are detected and fixed before end users notice. Riverbed’s 25,000+ customers include 97% of both the Fortune 100 and the Forbes Global 100. Learn more at www.riverbed.com.

Riverbed and any Riverbed product or service name or logo used herein are trademarks of Riverbed Technology, Inc. All other trademarks used herein belong to their respective owners.

INVESTOR RELATIONS CONTACT

Shanye Hudson

Riverbed Technology

415-527-4709

shanye.hudson@riverbed.com

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